Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports
 Fourth Quarter and Fiscal 2023 Financial Results

~ Q4 Net Sales increased 18.0%; Q4 Comparable Store Sales increased 3.9% ~
~ Q4 Earnings per Share increased 44.7% to $1.23 ~
~ Q4 Adjusted Earnings per Share increased 46.4% to $1.23 ~
~ Raising long-term store target to 1,300 from 1,050 ~

HARRISBURG, PA – March 20, 2024 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today reported financial results for the fourth quarter and full-year fiscal 2023.

Fourth Quarter Summary:

•
Total net sales increased 18.0% to $648.9 million. Excluding the impact of the 53rd week, net sales increased 11.9%. Net sales in the 53rd week were $34.0 million and contributed approximately $0.04 to diluted earnings per share.

•	Comparable store sales increased 3.9% from the prior year increase of 3.0%.

•	The Company opened 7 new stores, ending the quarter with 512 stores in 30 states, a year-over-year increase in store count of 9.4%.

•	Operating income increased 44.3% to $97.7 million and operating margin increased 270 basis points to 15.0%.

•	Net income increased 44.1% to $76.5 million, or $1.23 per diluted share, as compared with net income of $53.1 million, or $0.85 per diluted share, in the prior year.

•	Adjusted net income(1) increased 45.5% to $76.3 million, or $1.23 per diluted share, as compared with prior year adjusted net income of $52.4 million, or $0.84 per diluted share.

•	Adjusted EBITDA(1) increased 43.2% to $110.6 million and adjusted EBITDA margin(1) increased 300 basis points to 17.0%.

“Our record fourth quarter capped off a great year for Ollie’s. For the full fiscal year 2023, we generated record revenues, increased gross margin 370 basis points, and grew adjusted earnings per share by 80%. In addition to our strong financial performance, we also opened our 500th store, entered our 30th state, added a record 3.6 million new Ollie’s Army members, and returned to a pattern of consistent execution and growth,” said John Swygert, President and Chief Executive Officer.

Mr. Swygert continued, “We recently completed our latest third-party real estate feasibility study, which utilizes demographic data and density across a changing U.S. landscape. The migration trend out of larger metropolitan markets into rural and suburban areas is a positive trend for Ollie’s and the study concludes that we could operate as many as 1,300 stores nationwide, up from a previous target of 1,050.”

“Looking ahead, we feel very good about our underlying business trends and the growth opportunities in front of us. Investments in people, process, and systems are driving productivity across the organization. With our increasing size and scale, we are becoming more meaningful to our vendor partners which is driving strong deal flow. Everybody loves a bargain and as consumers seek value, we are positioned to win,” Mr. Swygert concluded.

Fiscal Year Summary:

•	Total net sales increased 15.1% to $2.103 billion. Excluding the impact of the 53rd week, net sales increased 13.2%.

•	Comparable store sales increased 5.7% from the prior year decrease of 3.0%.

•	The Company opened 45 new stores and closed 1 store in fiscal 2023.

•	Operating income increased 74.0% to $227.8 million and operating margin increased 360 basis points to 10.8%.

•	Net income totaled $181.4 million, or $2.92 per diluted share, as compared with net income of $102.8 million, or $1.64 per diluted share, in the prior year.

•	Adjusted net income(1) was $180.4 million, or $2.91 per diluted share, as compared with prior year adjusted net income of $101.8 million, or $1.62 per diluted share.

•	Adjusted EBITDA(1) increased 62.9% to $275.2 million and adjusted EBITDA margin(1) increased 390 basis points to 13.1%.

(1)
As used throughout this release, adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile our comparable GAAP measures to these non-GAAP measures.

Fourth Quarter Results

Net sales increased 18.0% to $648.9 million in the fourth quarter of fiscal 2023 as compared with net sales of $549.8 million in the fourth quarter of fiscal 2022.  The increase in net sales was the result of new store unit growth in addition to a comparable store sales increase of 3.9%, and $34.0 million of sales in the 53rd week. Excluding the 53rd week, sales increased 11.9% year over year.

Gross profit increased 27.4% to $263.0 million in the fourth quarter of fiscal 2023 from $206.5 million in the fourth quarter of fiscal 2022. Gross margin increased 290 basis points to 40.5% in the fourth quarter of fiscal 2023 from 37.6% in the fourth quarter of fiscal 2022. The increase in gross margin was primarily due to favorable supply chain costs and slightly higher merchandise margin primarily related to lower shrink.

Selling, general, and administrative expenses increased 19.1% to $156.1 million in the fourth quarter of fiscal 2023 from $131.0 million in the fourth quarter of fiscal 2022. The increase was primarily driven by higher selling expenses related to new store openings and higher incentive compensation.  As a percentage of net sales, SG&A increased 30 basis points to 24.1% in the fourth quarter of fiscal 2023 compared to 23.8% in the fourth quarter of fiscal 2022, primarily the result of higher incentive compensation, partially offset by leverage of fixed expenses on the increase in net sales.

Operating income increased 44.3% to $97.7 million in the fourth quarter of fiscal 2023 from $67.7 million in the fourth quarter of fiscal 2022.  Operating margin increased 270 basis points to 15.0% in the fourth quarter of fiscal 2023 from 12.3% in the fourth quarter of fiscal 2022.

Net income increased 44.1% to $76.5 million, or $1.23 per diluted share, in the fourth quarter of fiscal 2023 compared with net income of $53.1 million, or $0.85 per diluted share, in the fourth quarter of fiscal 2022.  Adjusted net income(1) increased 45.5% to $76.3 million, or $1.23 per diluted share, in the fourth quarter of fiscal 2023 from $52.4 million, or $0.84 per diluted share, in the fourth quarter of fiscal 2022.

Adjusted EBITDA(1) increased 43.2% to $110.6 million in the fourth quarter of fiscal 2023  from $77.2 million in the fourth quarter of fiscal 2022.  Adjusted EBITDA margin(1) increased 300 basis points to 17.0% in the fourth quarter of fiscal 2023 from 14.0% in the fourth quarter of fiscal 2022.  Adjusted EBITDA excludes non-cash stock-based compensation expense.

Fiscal 2023 Results

Net sales increased 15.1% to $2.103 billion in fiscal 2023 as compared with net sales of $1.827 billion in fiscal 2022. The increase in net sales was the result of new store unit growth, a comparable store sales increase of 5.7%, and $34.0 million of sales in the 53rd week. Excluding the 53rd week, sales increased 13.2% year over year.

Gross profit increased 26.9% to $832.4 million in fiscal 2023 from $656.1 million in fiscal 2022.  Gross margin increased 370 basis points to 39.6% in fiscal 2023 from 35.9% in fiscal 2022. The increase in gross margin is primarily due to favorable supply chain costs.

Selling, general, and administrative expenses increased 14.7% to $562.7 million in fiscal 2023 from $490.6 million in fiscal 2022. Excluding the gains from insurance settlements, adjusted SG&A increased 14.5% to $562.7 million in fiscal 2023 from $491.5 million in fiscal 2022. This increase was primarily driven by higher selling expenses associated with our new store unit growth, as well as higher incentive compensation.  As a percentage of net sales, SG&A, exclusive of insurance settlement gains, decreased 10 basis points to 26.8% in fiscal 2023 from 26.9% in fiscal 2022. This decrease is primarily the result of leverage of fixed expenses on the increase in net sales, partially offset by higher incentive compensation expense.

Operating income increased 74.0% to $227.8 million in fiscal 2023 from $130.9 million in fiscal 2022.  Adjusted operating income(1), which excludes gains from insurance settlements increased 75.2% to $227.8 million in fiscal 2023 compared with $130.0 million in fiscal 2022. Adjusted operating margin(1) increased 370 basis points to 10.8% in fiscal 2023 from 7.1% in fiscal 2022 primarily as a result of the increase in gross profit.

Net income increased 76.5% to $181.4 million, or $2.92 per diluted share, in fiscal 2023 from $102.8 million, or $1.64 per diluted share, in fiscal 2022.  Diluted earnings per share in fiscal 2023 included a benefit of $0.02, due to excess tax benefits related to stock-based compensation.  Adjusted net income(1), which excludes these benefits and the after-tax gains from the insurance settlements, increased 77.1% to $180.4 million, or $2.91 per diluted share, in fiscal 2023 from $101.8 million, or $1.62 per diluted share, in fiscal 2022.

Adjusted EBITDA (1) totaled $275.2 million in fiscal 2023, a 62.9% increase from $168.9 million in fiscal 2022.  Adjusted EBITDA margin(1) increased 390 basis points to 13.1% in fiscal 2023 from 9.2% in fiscal 2022.

Balance Sheet and Cash Flow Highlights

The Company's cash and cash equivalents and short-term investments were $353.2 million as of the end of fiscal 2023 compared with $270.8 million as of the end of fiscal 2022.  The Company had no borrowings outstanding under its $100 million revolving credit facility and $90.0 million of availability under the facility as of the end of fiscal 2023. The Company extended its existing revolving credit facility for an additional five-year term in the fourth quarter of 2023 at favorable rates to current market conditions.

During the fourth quarter of fiscal 2023, the Company invested $12.7 million of cash to repurchase 174 thousand shares of its common stock, resulting in $52.5 million invested in fiscal 2023. As of February 3, 2024, $85.7 million remained available for future share repurchases under the Company’s existing share repurchase program authorization.

Inventories as of the end of fiscal 2023 increased 7.5% to $505.8 million compared with $470.5 million as of the end of fiscal 2022, driven by new store growth, partially offset by the impact of lower capitalized freight costs.

Capital expenditures were $124.4 million in fiscal 2023, primarily related to the development of new stores, the remodeling of existing stores, the completion of the Company’s distribution center expansion in York, PA, and the development of the Company’s new distribution center in Princeton, IL.

Fiscal 2024 Outlook

Our outlook for the fiscal year ending February 1, 2025 (“fiscal 2024”) reflects a 52 week year versus 53 weeks in fiscal 2023. The Company estimates the following for the fiscal year ending February 1, 2025:

New
New store openings, net of two closures	48
Net sales	$2.248 to $2.273 billion
Comparable store sales increase	1.0% to 2.0%
Gross margin	40.0%
Operating income	$243 to $251 million
Adjusted net income(1)(2)	$192 to $198 million
Adjusted net income per diluted share(1)(2)	$3.10 to $3.20
Annual effective tax rate (excludes excess tax benefits related to stock-based compensation)	25.0%
Diluted weighted average shares outstanding	62 million
Capital expenditures	$85 million

(1)
The outlook ranges as provided for adjusted net income and adjusted net income per diluted share exclude the excess tax benefits related to stock-based compensation as the Company cannot predict such estimates without unreasonable effort.

(2)	The earnings outlook noted above includes interest income of approximately $13.0 million. This assumes the potential for lower interest rates in the second half of fiscal 2024.

Conference Call Information

A conference call to discuss fourth quarter and full-year fiscal 2023 financial results is scheduled for today, March 20, 2024, at 8:30 a.m. Eastern Time. To access the live conference call, please pre-register here. Registrants will receive a confirmation with dial-in instructions. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.ollies.us/.

A replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are America’s largest retailer of closeout merchandise and excess inventory, offering Real Brands and Real Bargain prices®!  We offer extreme value on brand name products in a variety of departments, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids, and more. We currently operate 513 stores in 30 states and growing! For more information, visit http://www.ollies.us

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2024 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, capital market conditions, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, supply chain challenges, legislation, national trade policy, and the following: our failure to adequately procure and manage our inventory, anticipate consumer demand or achieve favorable product margins; changes in consumer confidence and spending; risks associated with our status as a “brick and mortar” only retailer; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; fluctuations in comparable store sales and results of operations, including on a quarterly basis; factors such as inflation, cost increases and energy prices; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, potential increases in tariffs on imported goods; our inability to operate our stores due to civil unrest and related protests or disturbances; our failure to properly hire and to retain key personnel and other qualified personnel; changes in market levels of wages; risks associated with cybersecurity events and the timely and effective deployment, protection and defense of computer networks and other electronic systems, including email; our inability to obtain favorable lease terms for our properties; the failure to timely acquire, develop, open, and operate, or the loss of, or disruption or interruption in the operations of, any of our centralized distribution centers; risks associated with our lack of operations in the growing online retail marketplace; risks associated with litigation, the expense of defense, and potential for adverse outcomes; our inability to successfully develop or implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with natural disasters, whether or not caused by climate change; outbreak of viruses, global health epidemics, pandemics, or widespread illness; changes in government regulations, procedures and requirements; and our ability to service indebtedness and to comply with our financial covenants together with each of the other factors set forth under the heading “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
John Rouleau
ICR
John.Rouleau@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	Quarter ended (1)		Fiscal year ended (1)
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023

Net sales	$648,949	$549,789	$2,102,662	$1,827,009
Cost of sales	385,950	343,306	1,270,297	1,170,915
Gross profit	262,999	206,483	832,365	656,094
Selling, general and administrative expenses	156,097	131,020	562,672	490,569
Depreciation and amortization expenses	7,616	6,209	27,819	22,907
Pre-opening expenses	1,632	1,558	14,075	11,700
Operating income	97,654	67,696	227,799	130,918
Interest (income) expense, net	(4,632)	(2,085)	(14,686)	(2,965)
Income before income taxes	102,286	69,781	242,485	133,883
Income tax expense	25,811	16,693	61,046	31,093
Net income	$76,475	$53,088	$181,439	$102,790
Earnings per common share:
Basic	$1.24	$0.85	$2.94	$1.64
Diluted	$1.23	$0.85	$2.92	$1.64
Weighted average common shares outstanding:
Basic	61,558	62,178	61,741	62,495
Diluted	61,956	62,394	62,068	62,704

Percentage of net sales(2)
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	59.5	62.4	60.4	64.1
Gross profit	40.5	37.6	39.6	35.9
Selling, general and administrative expenses	24.1	23.8	26.8	26.9
Depreciation and amortization expenses	1.2	1.1	1.3	1.3
Pre-opening expenses	0.3	0.3	0.7	0.6
Operating income	15.0	12.3	10.8	7.2
Interest (income) expense, net	(0.7)	(0.4)	(0.7)	(0.2)
Income before income taxes	15.8	12.7	11.5	7.3
Income tax expense	4.0	3.0	2.9	1.7
Net income	11.8%	9.7%	8.6%	5.6%

(1)
The fourth quarter and full year 2023 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods. The extra week contributed $34.0 million of sales for the fourth quarter and full year 2023.

(2)	Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

Assets	February 3, 2024	January 28, 2023
Current assets:
Cash and cash equivalents	$266,262	$210,596
Short-term investments	86,980	60,165
Inventories	505,790	470,534
Accounts receivable	2,223	2,374
Prepaid expenses and other assets	10,173	10,627
Total current assets	871,428	754,296
Property and equipment, net	270,063	175,947
Operating lease right-of-use assets	475,526	436,326
Goodwill	444,850	444,850
Trade name	230,559	230,559
Other assets	2,168	2,118
Total assets	$2,294,594	$2,044,096
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$639	$430
Accounts payable	128,097	90,204
Income taxes payable	14,744	3,056
Current portion of operating lease liabilities	89,176	88,636
Accrued expenses and other	82,895	76,959
Total current liabilities	315,551	259,285
Revolving credit facility	-	-
Long-term debt	1,022	858
Deferred income taxes	71,877	70,632
Long-term operating lease liabilities	397,912	351,251
Other long-term liabilities	-	1
Total liabilities	786,362	682,027
Stockholders’ equity:
Preferred stock	-	-
Common stock	67	67
Additional paid-in capital	694,959	677,694
Retained earnings	1,167,951	986,512
Treasury - common stock	(354,745)	(302,204)
Total stockholders’ equity	1,508,232	1,362,069
Total liabilities and stockholders’ equity	$2,294,594	$2,044,096

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Quarter ended (1)		Fiscal year ended (1)
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Net cash provided by operating activities	$143,636	$113,367	$254,497	$114,346
Net cash used in investing activities	(24,786)	(72,828)	(150,087)	(111,454)
Net cash used in financing activities	(12,143)	(12,047)	(48,744)	(39,273)
Net increase (decrease) in cash and cash equivalents	106,707	28,492	55,666	(36,381)
Cash and cash equivalents at the beginning of the period	159,555	182,104	210,596	246,977
Cash and cash equivalents at the end of the period	$266,262	$210,596	$266,262	$210,596

(1)	The fourth quarter and full year 2023 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP.  We have included the non-GAAP measures of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating income, adjusted net income, and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions.  Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the most directly comparable GAAP measure to non-GAAP financial measures: operating income to adjusted operating income, net income to adjusted net income, net income per diluted share to adjusted net income per diluted share, and net income to EBITDA and adjusted EBITDA.

Adjusted operating income excludes gains from insurance settlements; adjusted net income and adjusted net income per diluted share exclude gains from insurance settlements, adjustments to the provisions for income taxes and excess tax benefits related to stock-based compensation, each of which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest income or expense, depreciation and amortization expenses, and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for gains from insurance settlements and non-cash stock-based compensation expense.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations, and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Reconciliation of GAAP operating income to adjusted operating income

	Quarter ended (1)		Fiscal year ended (1)
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Operating income	$97,654	$67,696	$227,799	$130,918
Gain from insurance settlements	-	(897)	-	(897)
Adjusted operating income	$97,654	$66,799	$227,799	$130,021

(1)	The fourth quarter and full year 2023 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (In thousands except for per share amounts)

 (Unaudited)

Reconciliation of GAAP net income to adjusted net income

	Quarter ended (1)		Fiscal year ended (1)
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Net income	$76,475	$53,088	$181,439	$102,790
Gain from insurance settlements	-	(897)	-	(897)
Adjustment to provision for income taxes (2)	-	208	-	208
Excess tax benefits related to stock-based compensation (3)	(176)	25	(1,074)	(257)
Adjusted net income	$76,299	$52,424	$180,365	$101,844

(1)	The fourth quarter and full year 2023 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.
(2)
The effective tax rate used for the adjustment to the provision for income taxes was the normalized effective tax rate in the quarter in which the related costs (gains from insurance settlements) were incurred.

(3)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	Quarter ended (1)		Fiscal year ended (1)
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Net income per diluted share	$1.23	$0.85	$2.92	$1.64
Adjustments as noted above, per dilutive share:
Gain from insurance settlements, net of taxes	-	(0.01)	-	(0.01)
Adjustment to provision for income taxes	-	-	-	-
Excess tax benefits related to stock-based compensation	-	-	(0.02)	-
Adjusted net income per diluted share (2)	$1.23	$0.84	$2.91	$1.62

Diluted weighted-average common shares outstanding	61,956	62,394	62,068	62,704

(1)	The fourth quarter and full year 2023 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.
(2)	Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (Dollars in thousands)

 (Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	Quarter ended (1)		Fiscal year ended (1)
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Net income	$76,475	$53,088	$181,439	$102,790
Interest (income) expense, net	(4,632)	(2,085)	(14,686)	(2,965)
Depreciation and amortization expenses	9,703	7,780	35,120	28,903
Income tax expense	25,811	16,693	61,046	31,093
EBITDA	107,357	75,476	262,919	159,821
Gain from insurance settlements	-	(897)	-	(897)
Non-cash stock-based compensation expense	3,229	2,638	12,237	9,951
Adjusted EBITDA	$110,586	$77,217	$275,156	$168,875

(1)	The fourth quarter and full year 2023 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.

Key Statistics

	Quarter ended (1)		Fiscal year ended (1)
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023

Number of stores open at beginning of period	505	463	468	431
Number of new stores	7	5	45	40
Number of closed stores	-	-	(1)	(3)
Number of stores open at end of period	512	468	512	468

Average net sales per store (in thousands) (2)	$1,273	$1,179	$4,286	$4,043
Comparable stores sales change	3.9%	3.0%	5.7%	(3.0)%
Comparable store count – end of period	455	417	455	417

(1)	The fourth quarter and full year 2023 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.
(2)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.